Exhibit 4.6(v)

Portions of this exhibit have been omitted because it is not both material and is the type that the registrant treats as private or confidential.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

SUPPLY CONTRACT

Contract No.: JZWIPO-202511250208001

Date of Signing: November 25, 2025

Place of Signing: Shanghai

Buyer: WIPO (Shanghai) New Energy Technology Co., Ltd.

(Stock Code: 300386.SEE)

Supplier: Jiaozuo WIPO New Energy Technology Co., Ltd.

Pursuant to the applicable economic laws and regulations of the State, adhering to the principles of equality, mutual benefit, and sincere cooperation, and on the premise of safeguarding the interests of both Parties, the Parties have, through friendly negotiation, entered into this Supply Contract for the supply of the Wireless Charging Module CG50K-450-1 model as agreed below:

Article 1 — Product Details

Product	Quantity	Unit Price (RMB)	Total Amount (RMB)
Wireless Charging Module CG50K-450-1	50	[REDACTED] Price Confidential Treatment Requested	[REDACTED] Price Confidential Treatment Requested

Article 2 — Quality Requirements

The quality of the goods supplied shall comply with applicable national technical standards.

Article 3 — Payment Terms

3.1 Payment method: Wired Transfer

3.2 Within two (2) working days after execution of the Contract, the Buyer shall pay thirty percent (30%) of the total contract price. Forty percent (40%) of the total contract price shall be paid in full before shipment, and the remaining thirty percent (30%) shall be paid in a lump sum after completion of inspection and issuance of the qualified report.

3.3

The Supplier shall issue a VAT invoice at the rate of 13% for the corresponding amount.

Article 4 — Delivery Time, Location and Consignee

4.1 Delivery Time

The goods shall be delivered within thirty (30) calendar days upon receipt of the prepayment.

4.2 Delivery Location

The goods shall be delivered to the location designated by the Buyer.

4.3 Packaging and Transportation The packaging and transportation of the goods shall be arranged by the Supplier, and the goods shall be transported to the construction site designated by the Buyer, with the freight and insurance to be borne by the Supplier.

4.4 Change of Scope If, after execution of this Contract, the Buyer, for its own reasons, modifies the scope of supply, including changes to quantities or specifications, the price and delivery schedule under this Contract shall be adjusted accordingly.

Article 5 — Acceptance Standards and Procedures

5.1 General

Upon arrival of the goods at the delivery location as stipulated in this Contract, the Parties shall jointly conduct an inspection. The acceptance procedure consists of three stages: on-site delivery acceptance, project commissioning acceptance, and city-level platform acceptance.

5.2 On-Site Delivery Acceptance

Upon arrival of the goods, the Supplier shall provide the equipment and product checklist. The Parties shall jointly inspect and confirm the appearance and model of the goods. If the product quantity and appearance conform to the requirements of this Contract, the Buyer shall sign the Customer Acceptance Form. If any issues are identified in respect of the product quantity or appearance, the Buyer shall promptly notify the Supplier for confirmation. Failure to raise any objection at the time of receipt shall be deemed as completion of on-site delivery acceptance for all goods.

5.3 Project Commissioning Acceptance

The Buyer shall complete the commissioning acceptance of the products within one (1) month from the delivery of the initial batch of products. If the Buyer has any objection in respect of the product quality, it shall notify the Supplier within one (1) month from the delivery of the initial batch of products. Failure to provide such notice shall be deemed as completion of the acceptance inspection for all products.

5.4 Risk of Loss

Once the goods are taken delivery of by the Buyer from the carrier, the risk of loss of or damage to the products shall be borne by the Buyer. Prior to the Buyer having fulfilled all payment obligations under this Contract, title to all products under this Contract shall remain vested in the Supplier.

5.5 Technical Services

The Supplier shall provide technical services for the products in accordance with the requirements thereof and shall exclude faults with the products sourced by the Buyer at the supply site until the Buyer has received a qualified inspection report.

Article 6 — Warranty and Miscellaneous Provisions

6.1 Warranty Period

The Supplier’s quality warranty period shall be 24 months from the date the goods arrive at the site.

6.2

The Purchaser shall bear all risks and losses that may arise from materials provided by the Purchaser itself or by manufacturers designated by the Purchaser (if any).

6.3

Notwithstanding any provision to the contrary in this Contract, the Supplier’s total liability of any kind arising out of or in connection with the sales contract shall not exceed the total contract price, and the Supplier shall not be liable for any indirect or consequential losses.

6.4

If any due payment owed by the Purchaser remains unpaid for more than 60 days during the performance of this Contract, the Supplier shall have the right to terminate this Contract immediately.

6.5

Should the Purchaser fail to perform its contractual obligations in accordance with this Contract, thereby causing the Supplier to enforce its rights (including but not limited to collection of outstanding payments and liquidated damages, rescission of the contract, etc.), all costs incurred thereby, including attorney’s fees, travel expenses, notarization fees, litigation costs, and other expenses, shall be borne by the Purchaser.

Article 7 — Obligations of the Buyer

7.1 Safekeeping

Upon arrival of the goods at the location designated by the Buyer and confirmation of receipt by the Buyer, the Buyer shall be responsible for safekeeping the received goods. Any loss, damage or deterioration occurring during such safekeeping period shall be borne by the Buyer and is unrelated to the Supplier.

7.2 Site Conditions

Within one (1) month from the delivery date, the Buyer shall complete the construction work and provide a mains power supply to enable the commissioning of the equipment under this Contract, so as to ensure the normal operation of the equipment. If, within such one-month period, the conditions for commissioning are not met and the goods cannot be put into normal use, the Buyer shall bear the associated maintenance costs.

Article 8 — Force Majeure

8.1 Definition

Force majeure means an event beyond the reasonable control of the Parties, unforeseeable and which, even if foreseen, is unavoidable, and which prevents or delays either Party from performing all or part of its obligations under this Agreement. Such events include, but are not limited to, acts of government, natural disasters, war, unrest, terrorist attacks, strikes, computer viruses, and similar occurrences.

8.2 Effect

Upon the occurrence of a force majeure event, the affected Party shall promptly notify the other Party in writing of the event and the impact it may have on the performance of this Contract, and shall provide evidence of the event within a reasonable period. Where a force majeure event renders the performance of all or part of this Contract impossible or delayed, neither Party shall bear any liability for breach of contract.

Article 9 — Dispute Resolution

Any dispute arising from this Contract shall be resolved through negotiation between the Parties. If negotiation fails, either Party may file a lawsuit directly with the people’s court at the place of signing of this Contract.

Article 10 — Miscellaneous

10.1

This Contract shall become effective upon being signed and sealed by both Parties.

10.2

After this Contract takes effect, both Parties shall strictly perform the provisions hereof. Any breach shall be subject to liability in accordance with this Contract and the applicable regulations. Any amendment to this Contract shall have the same legal effect as this Contract.

10.3 Counterparts

This Contract is executed in two (2) copies, with each Party holding one (1) copy. The Parties agree that the electronic scanned copy or unmodified electronically transmitted copy of this Contract shall have the same legal effect as the original.

Signature Page

	Purchaser	Supplier
Company Name	WIPO (Shanghai) New Energy Technology Co., Ltd. (Seal)	Jiaozuo WIPO New Energy Technology Co., Ltd. (Seal)
Company Address	[REDACTED]	[REDACTED]
Contact Person	[REDACTED]	[REDACTED]
Telephone	[REDACTED]	[REDACTED]
Tax Registration No.	[REDACTED]	[REDACTED]
Bank	Industrial Bank Co., Ltd., Shanghai Shizhong Sub-branch	[REDACTED]
Account No.	[REDACTED]	[REDACTED]

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